Exhibit 10.1

AMENDED AND RESTATED OPERATING AGREEMENT

OF

UNWIRED PLANET, LLC

This Amended and Restated Operating Agreement (this “Agreement”) of Unwired Planet, LLC, a Nevada limited liability company (the “Company”), is adopted and entered into as of [—], 2013 (the “Effective Date”), by and between Unwired Planet IP Holdings, Inc., a Delaware corporation (“UP Sub 1”), and Unwired Planet IP Manager, LLC, a Delaware limited liability company (“UP Sub 2” and together with UP Sub 1, the “Members”), pursuant to and in accordance with Nevada Revised Statutes (“NRS”) Chapter 86, as amended from time to time (the “Act”), and amends and restates in its entirety the Operating Agreement dated September 13, 2012 (as heretofore amended to date, the “Prior Agreement”) by and between UP Sub 1 and Unwired Planet, Inc. (“UP”).

WHEREAS, the Company has heretofore been formed as a limited liability company under the Act pursuant to its Articles of Organization, originally filed in the office of the Nevada Secretary of State on September 13, 2012 (as amended to date, and as further amended and/or restated from time to time, the “Articles of Organization”), and has heretofore been operated pursuant to the Prior Agreement;

WHEREAS, the Company, UP Sub 1, UP Sub 2, and Cluster LLC, a Delaware limited liability company (“E Sub”), are parties to that certain Master Sale Agreement, dated as of [—], 2013 (as amended from time to time, the “Master Sale Agreement”), by and among the Company, UP Sub 1, UP Sub 2, UP, E Sub and TELEFONAKTIEBOLAGET L M ERICSSON (PUBL), a company duly established under the laws of Sweden;

WHEREAS, on or before the Effective Date, UP has transferred all of its Interests in the Company to UP Sub 2 and the Members desire to amend and restate the Prior Agreement and provide that the Company be operated for purposes of carrying out the transactions contemplated by the Master Sale Agreement and the other Ancillary Agreements (as such term is defined in the Master Sale Agreement) contemplated therein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Prior Agreement and agree as follows:

1. Definitions. The following terms shall have the following meanings in this Agreement:

(a) “Ancillary Agreements” has the meaning assigned to such term in the Master Sale Agreement.

(b) “Capital Contribution” means the total amount of cash and the agreed fair market value of any property, services or other contribution in any form permitted under the Act, contributed at any time to the capital of the Company by a Member.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

(d) “Existing Encumbrances” means, in relation to the Patents owned or controlled by the Company, all existing encumbrances with respect to such Patents as set forth in the assignment, transfer, contribution, assumption or other agreement pursuant to which such Patents are assigned, transferred or otherwise conveyed to the Company.

(e) “GAAP” means the United States generally accepted accounting principles as in effect from time to time.

(f) “Governmental Authority” means the domestic or foreign government of any nation, state, province, territory, municipality, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(g) “Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (c) any liabilities of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of such Person for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities of such Person under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any indebtedness referred to in the foregoing clauses (a) through (f) of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any lien upon any property or asset owned by, such Person, and (h) any accrued interest, premiums, penalties and other obligations relating to any of the foregoing indebtedness in clauses (a) through (g).

(h) “Insolvency Proceeding” means (a) the commencement of any involuntary proceeding or the filing of any involuntary petition in a court of competent jurisdiction seeking (i) relief in respect of any UP Group Member, or of a substantial part of the property or assets of any UP Group

Member, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any UP Group Member or for a substantial part of the property or assets of any UP Group Member or (iii) the winding-up or liquidation of any UP Group Member (other than as permitted hereunder and under the Master Sale Agreement and the Ancillary Agreements); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) a UP Group Member taking any of the following actions: (i) voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consenting to the institution of, or failing to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above, (iii) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any UP Group Member or for a substantial part of the property or assets of any UP Group Member, (iv) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) making a general assignment for the benefit of creditors or (vi) becoming unable or admitting in writing its inability or failing generally to pay its debts as they become due.

(i) “Intellectual Property” means any and all rights in or arising out of (a) any Patents and all inventions, patents applications, patents, documents and filings claiming priority to or serving as a basis for priority thereof, (b) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, software, technology, business methods, technical data, tangible or intangible proprietary information, and all documentation relating to any of the foregoing, (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (d) all industrial designs and any registrations and applications therefor throughout the world, (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith, (f) all databases and data collections and all rights therein throughout the world, (g) all moral and economic rights of authors and inventors, however denominated, throughout the world, (h) all Internet addresses, sites and domain names and numbers, and (i) any similar or equivalent rights to any of the foregoing anywhere in the world.

(j) “Interest” means the entire member’s interest (as defined in the Act) of a Member in the Company at any time, including the right of such Member to any and all benefits and to the capital and profits of the Company, to which such Member may be entitled as provided under the Act and this Agreement, expressed as a Percentage Interest.

(k) “Manager” means UP Sub 2. So long as there is a single Manager of the Company, any reference to “Managers” in this Agreement (or any plural pronouns referring to the Managers) shall be understood to refer to the sole Manager.

(l) “Member” means each Person who executes a counterpart of this Agreement as a member (as defined in the Act) of the Company, or who is later admitted to the Company as a member (as a new member or a successor, assignee or transferee of a member) in accordance with the Act and this Agreement and as permitted by the Master Sale Agreement and the UP Subs Guarantee and Pledge Agreement. Each Member’s name, address, Units and Percentage Interest as of the Effective Date are as set forth on Schedule 2 attached hereto.

(m) “Patents” means all national (of any country of origin) and multinational patents, patent applications and provisional patent applications (including utility, models and design patents and patent applications and certificates of invention), and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, extensions and reexaminations thereof, and all rights therein provided by multinational treaties or conventions.

(n) “Percentage Interest” means, with respect to a specified Member, the Interest of such Member, expressed as a percentage, set forth on Schedule 2 attached hereto. Any adjustment to the Percentage Interest of a Member shall be reflected in an amendment to Schedule 2 attached hereto.

(o) “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(p) “Records Office” means an office of the Company in the State of Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS 86.241, except that none of the lists required to be maintained pursuant to NRS 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles and this Agreement.

(q) “Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other subsidiary of such specified Person) directly or indirectly (a)

owns, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management.

(r) “UP Group Member” means each of UP Sub 1, UP Sub 2, the Company or any of their direct or indirect Subsidiaries.

(s) “UP Subs Guaranty and Pledge Agreement” means that Guarantee and Pledge Agreement, dated as of the Effective Date, by UP Sub 1 and UP Sub 2 in favor of E Sub.

All references herein to articles, sections, exhibits and schedules shall be deemed to be references to articles and sections of, and exhibits and schedules to, this Agreement unless the context shall otherwise require. All exhibits and schedules attached hereto shall be deemed incorporated herein as set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to his, her or its successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in any case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

2. Name. The name of the Company is Unwired Planet, LLC. The Company’s business may be conducted under such other name or names as may be selected by the Manager from time to time.

3. Purpose. The Company shall operate its business for the purposes and consistent with the strategies set forth in Exhibit A. None of the Company, any Member or the Manager shall cause or permit the Company to conduct business or engage in activities other than as set forth in Exhibit A. Each Member and the Manager shall cause the Company to conduct its business for the purposes and consistent with the strategies set forth in Exhibit A and to engage in the activities set forth in Exhibit A.

4. Records Office, Registered Office and Registered Agent. The Company shall continuously maintain in the State of Nevada a Records Office. As of the Effective Date, the Records Office is the street address of the Company’s registered agent. The Records Office may be changed to another location within the State of Nevada as the Manager may from time to time determine. The registered agent of the Company for service of process shall be as set forth in the Articles of Organization or as changed by the Manager from time to time. The Company shall have as its registered office in the State of Nevada, the street address of its registered agent.

5. Principal Place of Business. The principal place of business of the Company is at 170 South Virginia, Suite 201, Reno, Nevada 89501 or at such other or additional place or places as the Manager shall determine from time to time.

6. Management.

(a) Except as otherwise expressly provided in this Agreement and subject to the terms of Section 12 and the Master Sale Agreement, the Company shall be managed by the Manager. Except as otherwise provided in Section 12 and the Master Sale Agreement, any action to be taken in the name and on behalf of the Company shall require the prior approval of the Manager and the actions of the Manager shall bind the Company. Subject to Section 12 and the Master Sale Agreement, the Manager may take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company any and all contracts, agreements, certificates, undertakings or other documents or instruments) and do any and all things necessary, desirable, convenient or incidental to carry on the business and purposes of the Company. The Manager may execute any contract, agreement, certificate, undertaking or other document or instrument as a “Manager” or an “Authorized Person”. The Manager may delegate any responsibility or authority to any officer, employee or agent of the Company; provided, that the right, authority and power of the Company to commence or institute (or acquiesce in the commencement or institution by another Person of) an Insolvency Proceeding is hereby delegated to E Sub pursuant to NRS 86.286(4)(a).

(b) The Manager may from time to time, in its discretion, appoint any individual as an officer of the Company, holding such titles and having such duties as determined by the Manager. Except as otherwise provided in this Agreement and subject to Section 12 and the Master Sale Agreement, the action of any officer (including, without limitation, the execution and delivery by any officer, on behalf of the Company, of any and all contracts, agreements, certificates, undertakings or other documents or instruments) pursuant to authority granted by the Manager shall bind the Company. The initial officers of the Company are set forth on Schedule 1.

(c) Any Person dealing with the Company may rely upon a certificate signed by the Manager or any duly authorized officer of the Company as to: (i) the identity of the Manager or any such officer of the Company; and (ii) the Person or Persons who are authorized to execute and deliver any contract, agreement, certificate, undertaking or other document or instrument on behalf of the Company.

(d) Meetings (if any) of the Manager and/or the Members relating to the management of the Company shall be held on such dates and in such places as the Manager shall determine in its sole discretion. There shall be no requirement that any formal meeting of the Manager and/or the Members be held.

7. Capital Contributions. The Members shall make additional Capital Contributions to the Company, in such amounts and at such times (i) as set forth in the commitment letter, dated as of the date hereof, delivered by the Members to the Company and (ii) as determined by the Manager, and any such contribution shall be recorded in the books and records of the Company. The Capital Contributions of each Member as of the Effective Date is as set forth in the books and records of the Company. The books and records of the Company shall be amended from time to time by the Manager to reflect any additional Capital Contributions made by a Member after the Effective Date.

8. Units. Interests of Members in the net income and losses of the Company and the right of Members to distributions and allocations and a return of Capital Contributions and other amounts specified herein shall be evidenced by Units of Interest in the Company (“Units”). Units may be issued in one or more classes, each class of Units having different rights and privileges. There shall initially be one (1) class of Units.

9. Capital Accounts. The Company shall maintain a “Capital Account” for each Member on the books and records of the Company. A Member’s Capital Account shall have an initial balance equal to the amount of cash and the fair value of property constituting such Member’s initial contribution to the capital of the Company.

(a) A Member’s Capital Account shall be increased by the amount of: (i) cash and the fair value of property constituting additional contributions by such Member to the capital of the Company, (ii) any profits or other item of income or gain allocated to such Member pursuant to Section 10 below, and (iii) Company liabilities, if any, assumed by such Member or secured, as a whole or in part, by any Company assets that are distributed to such Member.

(b) A Member’s Capital Account shall be decreased by the amount of: (i) cash and the fair value of any property distributed by the Company to such Member, (ii) any losses or other item of deduction allocated to such Member pursuant to Section 10 below, and (iii) liabilities, if any, of such Member assumed by the Company.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Members ratably in proportion to the Percentage Interests of the Members.

11. Distributions. If permitted by the Master Sale Agreement and the Act (including, without limitation, NRS 86.343), distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager ratably in proportion to the Percentage Interests of the Members.

12. Certain Actions. Notwithstanding anything to the contrary set forth herein, each of the Company, the Manager and each Member agrees that none of the Company, the Manager or any Member may take any of the following actions without the prior written approval of E Sub:

(a) merge, consolidate, liquidate, dissolve, convert into another entity, transfer or continue as an entity in another jurisdiction or wind up the Company;

(b) (i) file, or consent to the filing of, any Insolvency Proceeding, (ii) seek, or consent to the seeking of any relief under any bankruptcy, insolvency or similar laws, (iii) seek, or consent to, the appointment of a receiver, liquidator, trustee, custodian or similar official for the Company or any substantial part of its property, (iv) make any assignment for the benefit of creditors, or (v) admit in writing the Company’s inability to pay its debts generally as they come due;

(c) incur any Indebtedness to any Person;

(d) issue any Units or other member’s interests to any Person other than UP Sub 1 and UP Sub 2 or admit any Person as a member of the Company other than UP Sub 1 and UP Sub 2;

(e) amend Sections 1, 3, 6(a), 12, 14 or 15 or Exhibit A of this Agreement or include any provision in this Agreement having the effect of modifying or amending any of such provisions; or

(f) agree to do any of the foregoing.

13. Tax Matters. It is the intention of the Company to be treated as a partnership for all U.S. federal and all relevant state and local tax purposes and shall make, or has made, all available elections to be so treated. All provisions of the Articles of Organization and this Agreement are to be construed so as to preserve that tax status under those circumstances. The Manager shall be responsible for preparing and filing the Company’s federal, state and local income tax returns. The Manager shall act as the Company’s “tax matters partner” within the meaning of Section 6231(a) of the Code. The fiscal year of the Company shall be the twelve-month period ending on June 30, unless otherwise required by the Code.

14. Limitation on Transfer; Liability of Members and Others and Indemnity; Additional Members.

(a) Limitation on Transfer. No Member shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Interest or any right, title or interest therein or thereto, unless permitted by the Master Agreement and the UP Subs Guaranty and Pledge Agreement and with the prior written consent of the Manager. Any attempt to transfer any Interest or any rights thereunder in violation of the preceding sentence shall be deemed invalid and shall have no effect ab initio.

(b) Liability of Members and Others; Indemnity.

(i) No Member shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

(ii) No Member, Manager, officer, employee or agent of the Company or any affiliate thereof or any Person exercising any rights under this Agreement, including without limitation, E Sub or any affiliate of E Sub (each a “Covered Person”) shall be liable to the Company or to any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of willful misconduct of such Covered Person with respect to such acts or omissions.

(iii) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 14. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(iv) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Members otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person. The foregoing provisions of this Section 14 shall survive any termination of this Agreement.

(c) Additional Members. No additional members may be admitted to the Company unless permitted by the Master Sale Agreement and this Agreement and then only with the prior written consent of the Manager and the Members of the Company holding a majority of the then outstanding Units.

15. Miscellaneous.

(a) Amendments. Subject to Section 12, amendments to this Agreement may be made only with the written consent of the Manager.

(b) Benefits of Agreement. E Sub is not a member of the Company nor a party to this Agreement but is a signatory to the Agreement solely as a third party beneficiary and in accordance with NRS 86.286(4)(a). E Sub shall be entitled to the benefits of Sections 1, 3, 6(a), 12, 14, 15, and Exhibit A only. Except as otherwise provided in this Section 15(b ), to the fullest extent permitted by applicable law, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person (including any creditor of the Company, any creditor of a Member, or any creditor of any officer of the Company), other than a Member, the Manager or any Covered Person.

(c) Severability; Entire Agreement. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral agreements, and all contemporaneous oral agreements, in respect thereof, and shall not be amended, modified, or supplemented, nor any provision hereof waived, except in accordance with the terms of this Agreement.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one agreement.

(f) Fiduciary Duties. In accordance with NRS 86.286(5) and 86.286(7), to the extent that at law or in equity, the Members or the Manager or other Persons (including, for the avoidance of doubt, E Sub)

have or owe fiduciary duties to the Company or to another Person that is a party to or otherwise bound by this Agreement, the fiduciary duties of each Member, Manager or other Person (including, for the avoidance of doubt, E Sub) are hereby eliminated.

(g) Dissolution. Subject to Section 12, the Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of all the Members or (b) pursuant to NRS 86.491(1)(d), upon the entry of a decree of judicial dissolution pursuant to NRS 86.495.

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Operating Agreement of Unwired Planet, LLC, as of the Effective Date.

MEMBERS:

UNWIRED PLANET IP MANAGER, LLC

By:
Name:
Title:

UNWIRED PLANET IP HOLDINGS, INC.

By:
Name:
Title:

MANAGER:

UNWIRED PLANET IP MANAGER, LLC

By:
Name:
Title:

[Signature Page to Operating Agreement]

Solely for purpose of Sections 1, 3, 6(a), 12, 14 or 15:

CLUSTER LLC

By:
Name:
Title:

[Signature Page to Operating Agreement]